Exhibit 99.1

Ciber, Inc.

6363 S. Fiddler’s Green Circle, Suite 1400

Greenwood Village, CO 80111

www.ciber.com

Ciber Announces CFO Transition, Appointment of Interim CFO

GREENWOOD VILLAGE, Colo. – September 9, 2013 – Ciber, Inc. (NYSE -CBR), a leading global information technology consulting, services and outsourcing company, today announced that Claude Pumilia, the company’s Executive Vice President and Chief Financial Officer (CFO), will be leaving the company to pursue other interests. Pumilia has served as the company’s CFO since 2011.

The company also announced that Michael Lehman will be joining Ciber as Executive Vice President and CFO. Mike will oversee the company’s financial operations on an interim basis, while the company conducts a formal search for a replacement.

Lehman brings more than 35 years of senior-level financial management experience with public technology companies, including executive vice president, corporate resources and CFO at Sun Microsystems, where he also served on the company’s Board of Directors.  Most recently, Mike served as CFO for Arista Networks, a cloud networking firm; and previously he was CFO at Palo Alto Networks where he guided the company through the process of becoming IPO-ready, overseeing its finance, accounting, human resources, IT and manufacturing functions at a time of rapid growth.

“I am very pleased that we are able to have Mike, an experienced CFO and seasoned leader, join the Ciber team to build on the great work we have done and to help take Ciber to the next level,” said David C. Peterschmidt, CEO of Ciber. “With his extensive experience, especially in the technology sector, Mike will hit the ground running and I expect him to contribute immediately to our continued progress.”

Peterschmidt added, “I want to thank Claude for his many contributions to Ciber including: building a world-class finance team, solidifying our balance sheet, divesting non-core assets, exiting underperforming contracts, and effecting two significant restructurings”, said David C. Peterschmidt, CEO of Ciber. “He is leaving the Company on strong financial footing, with a robust balance sheet and solid operations that position us for further revenue growth and margin expansion well into the future.”

“Working at Ciber has been an extraordinary experience and I feel privileged to have been able to contribute to the company’s comprehensive turnaround.” said Pumilia. “I know I’m leaving the company in good hands and on solid footing with a remarkable team of professionals that will continue to build on Ciber’s achievements.”

About Ciber, Inc.

Ciber is a leading global IT consulting company with about 6,700 consultants and contractors in North America, Europe and Asia/Pacific and approximately $1 billion in annual revenue. Client focused and results driven, Ciber partners with organizations to develop technology strategies and solutions that deliver tangible business value. Founded in 1974, the company trades on the New York Stock Exchange (NYSE: CBR). For more information, visit www.ciber.com .

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Contact:

Christian Mezger

Investor Relations

303-267-3857

cmezger@ciber.com

Betsy Loeff

Media Relations

303-967-1304

bloeff@ciber.com